Exhibit 14.1

Northern Trust Corporation

CODE OF BUSINESS CONDUCT AND ETHICS

This Code applies to all directors of Northern Trust Corporation and all officers and employees of Northern Trust worldwide. More detailed Northern Trust policies and procedures set forth in other documents, including the Guidelines Relating to Standards of Conduct applicable to employees, some of which apply to all directors, officers and employees and some of which apply only to specified groups of persons, are separate requirements that are not part of this Code.

Northern Trust Corporation

CODE OF BUSINESS CONDUCT AND ETHICS

This Code applies to all directors of Northern Trust Corporation and all officers and employees of Northern Trust worldwide. More detailed Northern Trust policies and procedures set forth in other documents, including the Guidelines Relating to Standards of Conduct applicable to employees, some of which apply to all directors, officers and employees and some of which apply only to specified groups of persons, are separate requirements that are not part of this Code.

NORTHERN TRUST CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors of Northern Trust Corporation (with its subsidiaries, “Northern Trust”) has adopted this code of ethics (this “Code”) to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws and governmental rules and regulations;

•	ensure the protection of Northern Trust’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

All directors of Northern Trust Corporation and all officers and employees of Northern Trust worldwide are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them. More detailed Northern Trust policies and procedures set forth in other documents, including the Guidelines Relating to Standards of Conduct applicable to employees, some of which apply to all directors, officers and employees and some of which apply only to specified groups of persons, are separate requirements that are not part of this Code.

For purposes of this Code, the “Code of Ethics Contact Person” will be the Corporate Secretary.

Northern Trust may waive provisions of this Code. Any waiver of a provision of this Code for directors or executive officers of Northern Trust may be made only by the Board of Directors. For purposes of this Code “executive officer” means a member of the Northern Trust Management Committee or the Controller. A waiver and the reasons for granting the waiver for a director or executive officer must be promptly disclosed in the manner required by Securities and Exchange Commission (“SEC”) or The Nasdaq Stock Market, Inc. (“Nasdaq”) rules. Any waiver for other employees may be made only by the Code of Ethics Contact Person.

I.	Honest and Ethical Conduct

Each director, officer and employee owes a duty to Northern Trust to act with integrity and to treat colleagues, clients, suppliers and other third parties with dignity and respect. Integrity requires, among other things, being honest, ethical and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with Northern Trust’s policies.

•

Cooperate with appropriate inquiries (i) from outside accountants, (ii) pursuant to an internal investigation, or (iii) pursuant to any official investigation, examination or inquiry by a regulatory or law enforcement agency.

•	Observe applicable laws and governmental rules and regulations, accounting standards and Northern Trust policies.

•	Adhere to a high standard of business ethics.

•	Treat all persons without bias, discrimination or harassment.

II.	Conflicts of Interest

A “conflict of interest” occurs when an individual’s real or perceived private interest interferes or appears to interfere with the interests of Northern Trust. A conflict of interest can arise when a director, officer or employee takes action or has an interest that may make it difficult to perform his or her Northern Trust work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives an improper personal benefit as a result of his or her position in Northern Trust. For these purposes, a family member includes the person’s spouse, domestic partner, parents, grandparents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law.

Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed in advance with the Code of Ethics Contact Person.

Service to Northern Trust should never be subordinated to personal gain or advantage; accordingly, conflicts of interest should be avoided whenever possible.

Clear conflict of interest situations involving directors, officers and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or client;

•	any duties, responsibilities or obligations to third parties that run counter to the person’s duty to Northern Trust;

•	any outside activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with Northern Trust;

•	the receipt of a larger than nominal gift or of excessive entertainment from any person or entity with which Northern Trust has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

•

selling anything to Northern Trust or buying anything from Northern Trust, except on the same terms and conditions as similarly situated directors, officers or employees are permitted to so purchase or sell.

Such situations, if material, should always be discussed with the Code of Ethics Contact Person.

All persons covered by this Code should recognize that some situations that would present a conflict for a director, officer or employee may also present a conflict if a member of his or her family were in the same situation.

III.	Disclosure

Each director, officer or employee involved in Northern Trust’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Financial Officers”), is required to be familiar with and comply with Northern Trust’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that Northern Trust’s public reports and documents filed with the SEC comply in all material respects with the applicable U.S. securities laws and SEC rules. In addition, any person having direct or supervisory authority regarding these SEC filings or Northern Trust’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Northern Trust officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in Northern Trust’s disclosure process, including the Senior Financial Officers, must:

•	Be familiar with the disclosure requirements applicable to Northern Trust as well as the business and financial operations of Northern Trust.

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Not knowingly misrepresent, or cause others to misrepresent, facts about Northern Trust to others, whether within or outside Northern Trust, including to Northern Trust’s independent auditors, governmental regulators and self-regulatory organizations.

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV.	Legal Compliance

It is Northern Trust’s policy to comply with all applicable laws, rules and regulations, including, without limitation, all applicable banking laws, antitrust and competition laws, anti-money laundering laws (such as those under the USA PATRIOT ACT, for which Northern Trust has a separate anti-money laundering policy), anti-boycott laws, sanctions and embargoes imposed by the United States and securities laws. It is the personal responsibility of each director, officer and employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. The following subsections address several types of legal prohibitions.

A.	The prohibition on the misuse of material nonpublic information

As a general rule, insiders who possess material nonpublic information about an issuer of securities, and persons who have received material nonpublic information from insiders, may be subject to the “abstain or disclose” rule—that is, they may be required by the securities laws either (1) to refrain from both passing such information on to others (“tipping”) and from trading in or recommending the purchase or sale of the securities of the corporation of which they or their source is an insider or of options on those securities, or (2) to disclose such information to the investing public before trading in those securities. (In virtually all cases, of course, it will be improper for a Northern Trust director, officer or employee to disclose that nonpublic information without the express permission of the original source of the information, such as the corporation from which the information was obtained.) Impermissible tipping includes advising another person or entity to trade in a security when the director, officer or employee is prohibited from trading in that security.

It is also generally impermissible to trade in securities of any company when the information was initially disclosed, or would be used, in breach of a duty to maintain the information in confidence, such as nonpublic information obtained from a client that is material to the value of a security issued by another company. This is sometimes referred to as “misappropriation,” another type of unlawful insider trading.

The prohibitions in the prior two paragraphs remain in effect until the information has been substantially disclosed to the public or is no longer material.

A similar rule may apply to the sales of loans under principles of common law fraud where similar factual circumstances exist.

Any director, officer or employee who is uncertain about the application of legal rules involving a purchase or sale of any Northern Trust securities or any securities in companies that he or she is familiar with by virtue of that person’s relationship with Northern Trust should consult with Northern Trust’s legal department before making any such purchase or sale.

B.	The prohibition on bribery and kickbacks

Under the U.S. Bank Bribery Act and similar laws in other jurisdictions throughout the world, no Northern Trust director, officer or employee may corruptly solicit, demand or accept any gifts or other items of value intended to influence or reward that person in connection with any aspect of Northern Trust business.

Similarly, under U.S. law and the laws of other jurisdictions, no Northern Trust director, officer or employee may give a bribe, kickback or other similar remuneration to government officials in order to obtain business for Northern Trust or secure an improper advantage. For instance, under U.S. law no Northern Trust staff member may make or grant a loan or gratuity to any bank examiner having authority over Northern Trust.

Under the U.S. Foreign Corrupt Practices Act (“FCPA”) it is a crime for a Northern Trust director, officer or employee or any agent, representative, or business partner of or consultant for Northern Trust to give or offer to give money or anything of value with the intent to improperly influence the business decisions of officials or employees of a foreign government or its entities who have discretionary authority, including officials of public international organizations. Providing gifts, travel, entertainment or other items of value, or directing business to particular vendors (e.g., when specifically directed to do so by a foreign government) may constitute FCPA violations. The FCPA applies to U.S. persons or companies acting either inside or outside the United States as well as to foreign persons if they commit an act in furtherance of a bribe while in the United States. There are similar laws in other jurisdictions, and all Northern Trust directors, officers and employees are expected to adhere to the more stringent of local law and the FCPA as well as Northern Trust’s separate FCPA Policy.

V.	Reporting and Accountability

The Corporate Governance Committee is responsible for applying this Code to specific situations in which questions are presented to it and for evaluating whether there is any need for revisions to this Code.

Any director, officer or employee who becomes aware of any suspected past, ongoing, or potential violation of the law, rules, regulations or this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code. In addition, any director, officer or employee who has been charged with any felony or sanctioned by any regulatory agency shall immediately report that event to the Code of Ethics Contact Person.

Any questions relating to how this Code should be interpreted or applied, including questions about the legality of any proposed or actual conduct, should be addressed to the General Counsel or the Code of Ethics Contact Person. The General Counsel shall provide interpretations of this Code. These interpretations are subject to the ultimate authority of the Corporate Governance

Committee. A director, officer or employee who is unsure whether proposed conduct by that person or any other person violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

•	Notify the Code of Ethics Contact Person promptly of any suspected past, ongoing, or potential violation of this Code.

•

Not retaliate in any manner against any other director, officer or employee or any other person for reports of potential violations that are made in good faith, including not discriminate in any way against any employee in the terms and conditions of employment.

Northern Trust will follow the following procedures in investigating and enforcing this Code, and in reporting on this Code:

•

Violations and potential violations by a director or executive officer (“D/EO Violations”) will be reported by the Code of Ethics Contact Person to the Corporate Governance Committee, after appropriate investigation. The Corporate Governance Committee will review any D/EO Violations reported to it by the Code of Ethics Contact Person or that otherwise come to its attention. If the Corporate Governance Committee determines that a D/EO Violation has occurred, the Corporate Governance Committee will inform the Board of Directors through the Chairman of the Committee or, in the absence of the Chairman, another member of the Committee. Upon being notified that a D/EO Violation has occurred, the Board of Directors or its designee will take or direct such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

•

Violations and potential violations by an employee other than an executive officer (“Employee Violations”) will be reviewed by the Code of Ethics Contact Person with the General Counsel, after appropriate investigation. If the Code of Ethics Contact Person and the General Counsel determine that an Employee Violation has occurred, the Code of Ethics Contact Person will inform the appropriate member of management. Upon being notified that an Employee Violation has occurred, such member of management or his or her designee will take or direct any action as he or she deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

Northern Trust may waive provisions of this Code. Any waiver of a provision of this Code for directors or executive officers of Northern Trust may be made only by the Board of Directors and must be promptly disclosed as required by SEC or Nasdaq rules. Any waiver for other employees may be made only by the Code of Ethics Contact Person.

VI.	Corporate Opportunities

Directors, officers and employees owe a duty to Northern Trust to advance Northern Trust’s business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless Northern Trust has already been offered the opportunity and declined it. More generally, directors, officers and employees are prohibited from using corporate property (including intangible property and proprietary rights of Northern Trust), information or position for personal gain and from competing with Northern Trust.

Sometimes the line between personal and Northern Trust benefits is difficult to draw, and sometimes there are both personal and Northern Trust benefits in certain activities. Directors, officers and employees who intend to make use of Northern Trust property or services in a manner not solely for the benefit of Northern Trust should consult beforehand with the Code of Ethics Contact Person.

VII.	Confidentiality

In carrying out Northern Trust’s business, directors, officers and employees often learn confidential or proprietary information about Northern Trust, its clients, suppliers, or others with which it does business. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of Northern Trust, and of other companies, includes any non-public information the disclosures of which would be harmful to the relevant company or useful or helpful to competitors.

VIII.	Fair Dealing

Northern Trust has a history of succeeding through honest business competition. It does not seek competitive advantage through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with Northern Trust’s clients, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

IX.	Protection and Proper Use of Northern Trust Assets

All directors, officers and employees should protect Northern Trust’s assets (including intangible property and proprietary rights of Northern Trust) and ensure their efficient use. All Northern Trust assets should be used only for legitimate business purposes. Theft of corporate assets is prohibited and carelessness and waste should be avoided.

X.	Certification by Chief Executive Officer

Each year, at the time of the filing of Northern Trust’s Form 10-K, the Chief Executive Officer of Northern Trust, after consultation with the General Counsel and the Code of Ethics Contact Person, shall certify to the Board of Directors that he or she is not aware of any violation by Northern Trust of any Nasdaq corporate governance listing standard.

XI.	Disclosure of this Code

This Code shall be posted on Northern Trust’s website. The fact that this Code is posted on the website shall be disclosed in Northern Trust’s Form 10-K each year. Northern Trust shall make such other disclosure of this Code as is required by law.

Adopted by the Board of Directors of Northern Trust Corporation on November 13, 2007.